Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Group 1 Automotive, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offiering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)(1)
	Equity	Preferred Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)(1)
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)(1)
	Debt	Subsidiary Guarantees of Debt Securities	Rule 457(n)(1)(2)
	Other	Warrants	Rule 456(b) and Rule 457(r)(1)(3)
	Other	Units	Rule 456(b) and Rule 457(r)(1)(4)
	Other	Depository Shares	Rule 456(b) and Rule 457(r)(1)(5)
	Other	Rights	Rule 456(b) and Rule 457(r)(1)(6)
Fees previously paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)

An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for the securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the Registrant is deferring payment of all of the registration fee.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate filing fee is payable in respect of the subsidiary guarantees.
(3)	Includes warrants for the purchase of debt securities, shares of common stock or preferred stock.
(4)	Includes units for the purchase of debt securities, shares of common stock or preferred stock, warrants or any combination of such securities.
(5)	Includes depository shares for purchase, that represent a fraction of a share of a particular series of preferred stock.
(6)	Includes rights for the purchase of debt securities, preferred stock, common stock or other securities.